Exhibit 23.1

Deloitte & Touche LLP 180 East Broad Street Suite 1400 Columbus, OH 43215-3611 USA Tel: +1 614 221 1000 Fax: +1 614 229 4647 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2019, relating to the consolidated financial statements of M/I Homes, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Columbus, Ohio June 7, 2019